                              RESOLUTIONS OF THE
                             BOARD OF DIRECTORS OF
                            SEI INVESTMENTS COMPANY



     WHEREAS, SEI Investments Company (the "Company") maintains the SEI Corporation Capital Accumulation Plan (the "Plan") for the benefit of its eligible employees; and

     WHEREAS, the Company desires to amend the Plan to add common stock of the Company ("Common Stock") as an investment option under the Plan, and to make certain other legal and design changes to the Plan.

     NOW, THEREFORE, BE IT:

     RESOLVED, that the Plan shall be amended and restated, effective January 1, 1997, except to the extent an earlier or later effective date is specified, to reflect the following:

          (i)    ADDITION OF COMMON STOCK PLAN INVESTMENT OPTION.  Effective no
                 -----------------------------------------------
                 later than January 1, 1998, the addition of Common Stock as an available investment option under the Plan, compliance with section 404(c) of ERISA with respect to the portion of the Plan invested in Common Stock and designation of the Plan Administrator as the fiduciary to monitor confidentiality with respect to such compliance and to appoint an independent confidentiality fiduciary with respect to such compliance, as necessary;

          (ii)   COMPLIANCE WITH RECENT CHANGES IN THE LAW.  Compliance with the
                 -----------------------------------------
                 applicable provisions of the Small Business Job Protection Act of 1996, the Taxpayer's Relief Act of 1997, the Uniformed Services Employment and Reemployment Rights Act of 1994, and other recent applicable changes in the law, including the court decision in Microsoft;
                             ---------

          (iii)  CHANGE IN NAMES.  The change in the name of the Company from
                 ---------------
                 SEI Corporation to SEI Investments Company, and the corresponding change in the name of the Plan to the SEI Investments Capital Accumulation Plan;

          (iv)   EFFECTIVE DATE OF SALARY DEFERRAL ELECTIONS. Clarification that
                 -------------------------------------------
                 an employee who is in an eligible category of employment under the terms of the Plan is eligible to participate in the Plan upon employment and that such employee's salary deferral election (and any changes to such an election) are effective based on whether the Plan Administrator receives the election (or change) on or before the 15th day of a month;

          (v)    ADDITION OF BROKERAGE ACCOUNT PLAN INVESTMENT OPTION. Effective
                 ----------------------------------------------------
                 July 1, 1997, the addition of an individual brokerage account with one or more brokerage firms designated by the Company as an investment option under the Plan;

          (vi)   PAPERLESS PLAN ADMINISTRATION. Language to enable the Plan to
                 -----------------------------
                 be administered electronically;

          (vii)  QDROS.  Language to facilitate the review and administration
                 -----
                 of qualified domestic relations orders ("QDROs") received by the Plan, including the immediate distribution of benefits to alternate payees upon the alternate payee's request or pursuant to the terms of the QDRO, and permitting the alternate payee to designate a beneficiary under the Plan and to invest Plan benefits payable to the alternate payee under the terms of the Plan;

          (viii) PLAN LOAN REQUIREMENTS.  Effective October 1, 1997,
                 ----------------------
                 elimination of the requirement that a Plan participant have had a salary deferral election in effect for two years before applying for a Plan loan, permitting an employee who has made a rollover contribution to the Plan to take a Plan loan from the rollover contribution, and effective October 15, 1997, including all of a participant's accounts, except for his after-tax account, in determining the amount available for a Plan loan and expanding the permissible term of a loan used to acquire the participant's principal residence from 10 years to 30 years; and

          (xi)   PLAN EXPENSES.  Permitting Plan expenses to be paid from the
                 -------------
                 Plan trust;

     RESOLVED, that the proper officers of the Company be, and they hereby are, authorized and directed to take such actions, as they, in their sole judgment, deem necessary, appropriate or convenient to effectuate the foregoing resolutions, including without limitation: (1) to cause the preparation of the amendment and restatement of the Plan and/or related trust agreement to reflect the foregoing resolutions, including amendments to the Plan and/or related trust to reflect the addition of the Common Stock (including any amendments to the Plan and trust agreement that may be necessary or appropriate to comply with section 404(c) of ERISA, to reflect the appointment of an independent confidentiality fiduciary for section 404(c) compliance and to permit the purchase of Common Stock for the Plan on the open market or directly from the Company); (2) to execute the foregoing amendment and restatement of the Plan and/or trust agreement; (3) to appoint an independent agent to make any open market purchases of Common Stock for the Plan and execute any related agreement formalizing the terms and conditions of such appointment; (4) to arrange for any financing that may be necessary or desirable to facilitate the purchase or sale of Common Stock for the Plan; (5) to cause the preparation and filing of the Form S-8 registration statement with the Securities Exchange Commission and the preparation and distribution of a memorandum to participants in the Plan describing relevant provisions of such Plan; and (6) to cause the preparation and implementation of guidelines regarding the confidentiality requirements of section 404(c) of ERISA, the purchase and sale of Common Stock for Plan purposes and the participation of individuals considered to be "insiders" within the meaning of section 16 of the Securities Exchange Act of 1934.

                                      -3-